CON-LIB HOLDING COMPANY
                 A Missouri General Partnership

     This Partnership Agreement is made this 16th day of November, 1993, by and between the individuals identified by name, address and tax identification number in Schedule A attached hereto and made a part hereof (hereinafter referred to as "Partners" and "Partner").

WITNESSETH:
          1. Name and Business. The Parties do hereby form a general partnership (hereafter called the "Partnership:) pursuant to the Uniform Partnership Law of Missouri, Chapter 358 of RSMo (1978), as amended from time to time. The Partnership shall be known by the name of "CON-LIB HOLDING COMPANY" and is formed to acquire, hold, manage, vote the shares of, write options, puts or calls on, and purchase or sell stocks, bonds and other investment assets, or interests therein, including but not limited to stocks, debentures and bonds issued by Latshaw Enterprises, Inc.; to maintain and operate margin accounts, discretionary accounts or any other type of brokerage accounts, and to pledge or mortgage the trust property as security for loans or advances made to the Partnership in conjunction with any transactions permitted hereunder; and to engage in any other activities, businesses and purposes as the Partners may from time to time determine in accordance with the provisions of this Agreement. The Partnership may also do and engage in any and all other things and activities and have all powers incident to the above stated purposes.

     The principal office of the Partnership shall be at: Three Dunford Circle, Kansas City, Missouri 64112, or such other address as the Secretary may from time to time designate by notice to all Partners, and the Partnership shall have such other offices and places of business as the Partners may select from time to time.

          2. Term. The Partnership shall commence its business immediately after the execution of this Agreement, and it is contemplated that it shall continue until December 31, 2099 unless sooner terminated as provided herein.

          3.   Capital Contributions Losses and Withdrawals.

               a. The Partners have contributed or agreed to contribute to the capital of the Partnership cash or property, as set forth on Exhibit A. The amounts contributed by the Partners as set forth on Exhibit A shall be and become the capital of the Partnership. No Partner shall be required to make any additional capital contributions or to lend any funds to the Partnership.

               b. A separate capital account shall be maintained for each Partner (the "Capital Account") throughout the entire term of this Agreement. Each Partner's Capital Account shall be the total of the amounts contributed by the Partner pursuant to Section 3(a) hereof, as modified due to assignments or transfers of Partnership Interests between or among Partners, and shall be increased or decreased, as the case may be, as hereinafter set forth.

               c.  Each Partner's Capital Account shall be increased
     by:
                   (i) the amount of any additional money contributed by the Partner to the Partnership as additional capital with the consent of all of the General Partners;

                  (ii) the fair market value of property contributed by the Partner to the Partnership (net of liabilities securing such contributed property that the Partnership is considered to assume or take subject to) as additional capital with the consent of all of the General Partners; and

                 (iii) allocations to the Partner of any Partnership profit (or item thereof), as specified in Section
               1.704-l(b) of the U.S. Department of the Treasury Income Tax Regulations (the "Regulations").

               d.  Each Partner's Capital Account shall be decreased
     by:

                   (i) the amount of money distributed to the Partner by the Partnership;

                  (ii) the fair market value of property distributed to the Partner by the Partnership (net of liabilities securing such distributed property that such Partner is considered to assume or take subject to);

                 (iii) allocations to the Partner of Partnership expenditures not deductible in computing Partnership taxable income and not properly chargeable to capital account; and

                  (iv) allocations to the Partner of any Partnership loss or deduction (or item thereof), as specified in
               Section 1.704-l(b) of the Regulations.

               e. Capital Accounts shall also be adjusted and maintained in accordance with the additional rules set forth in Section 1.704-l(b) of the Regulations.

               f. No interest shall be paid on the initial contributions to the capital of the Partnership or on any subsequent contributions to capital.

               g. No Partner shall advance any moneys or other property to the Partnership other than with the consent of all of the General Partners.

               h. Except upon the unanimous agreement of the Partners or upon the termination of the Partnership, the respective capital contributions of the Partners shall not be withdrawn in whole or in part.

               i. Each Partner agrees (i) the Partnership shall be governed by Subchapter K of the Internal Revenue Code of 1986, as amended from time to time, (ii) not to take a contrary position in any return, upon examination of a return of the Partnership or the Partner, or in connection with a judicial or other proceeding, and (iii) not to make or attempt to make any election not to be governed by the provisions of Subchapter R or make or attempt to make any similar election under state law.

               j. The Secretary is authorized to admit Partners to the Partnership by accepting their capital contributions until November 19, 1993. The Secretary shall signify acceptance of a capital contribution and of admitting a Partner to the Partnership by placing his initials beside the names of such Partners on Schedule A of the Secretary's copy of this Partnership Agreement. After said date, no Partners shall be admitted except upon the unanimous approval of all interests in the Partnership, or as may otherwise be expressly authorized by this Agreement.

          4. Partnership Interests; Allocation of Profits and Losses; Distributions of Available Cash.

               a. The Partners shall have the percentages of interest in the profits, losses and tax credits of the Partnership (the "Percentage Interests") which are determined by dividing such Partner's total capital contributions, as modified from time to time, by the capital contributions of all Partners, as modified from time to time. For purposes of this Agreement, profits and losses shall mean the income and losses as determined by the Partnership's accountant in accordance with the accounting methods followed by the Partnership for federal income tax purposes. For accounting and tax purposes, except as otherwise provided herein, all items of income, gain, loss, deduction and credit of the Partnership for each fiscal year or fraction of a fiscal year shall be allocated among all of the Partners in accordance with their Percentage Interests in the Partnership.

               b. Irrespective of any provision herein to the contrary, the Partners agree that all allocations, adjustments, contributions, determinations and distributions between the Partnership and its Partners and with respect to partnership tax and accounting items shall be subject to and in accordance with Section 704 of the Internal Revenue Code, as amended from time to time, and the Regulations promulgated thereunder.

               c. A separate income account shall be maintained for each Partner. Partnership net profits and net losses shall be credited to the separate income account of each Partner. If a Partner has no credit balance in his income account, net losses shall be charged to his capital account. Cash and other distributions to Partners shall only be made in proportion to the Partners' respective percentage interest in the Partnership and shall be limited to (1) distributions of the amounts of net income of the Partnership which a majority of the Partners approve from time to time and (2) other distributions which have been specifically approved by the owner(s) of eighty percent (80%) of the interest in the Partnership.

          5. Management Duties and Restrictions. The following provisions shall apply with regard to the management of the business affairs of the Partnership.

               a. GERARD J. MOS III shall be the general manager of the Partnership (hereafter called the "General Manager"), with full charge of the day-to-day operation of the Partnership business in all respects including, but not limited to, full power to transact purchases of or to engage in any activity and execute any document on behalf of the Partnership which may be required by the normal operation of the business.

               b. Every decision of the General Manager relating to the conduct and management of the day-to-day affairs of the Partnership business or as specified in a certificate, unless such conduct or activity is in conflict with instructions given by a majority in interest of the Partners at a meeting or by poll of the Secretary, shall be binding on all Partners.

               c. The General Manager is not vested with the power to acquire Partnership assets costing more than $250,000.00; to place a lien on Partnership assets; to pledge Partnership assets as security for a loan; to borrow or to execute contracts, mortgages, deeds, deeds of trusts, leases, banking resolutions, checks, notes or security agreements; or in general, except as otherwise provided herein, to perform any act which is otherwise not part of the day-to-day operation of the Partnership business, unless the General Manager shall have in his possession a certificate of the Secretary of the Partnership stating that the owners of a majority interest in the Partnership authorize such transaction and stating which of the Partners authorize the transaction. By similar certificate any Partner or individual shall be authorized to perform any act or execute any document on behalf of the Partnership. Any such certificate may authorize action repeatedly and continuously for a specified period of time and may be revoked at any time, although the Partners recognize the potential liability of the Partnership with respect to a revoked certificate where persons dealing with the Partnership in reliance thereon may not have received notice of such revocation.

               d. No Partner shall have any authority to act for or on behalf of the Partnership except as expressly provided herein or as authorized in a certificate executed by the Secretary stating that the owners of a majority in interest in the Partnership authorize such act and stating which of the parties is authorized the act.

               e. Each Partner may have other business interests and may engage in any other business, trade, profession or employment whatsoever, individually or in partnership with or as an employee of or as an officer, director, or shareholder of any other person, firm, or corporation and the Partner shall not be required to devote his/her exclusive time to the business of the Partnership.

               f. THOMAS PARKER LATSHAW shall be the Secretary of the Partnership and said Secretary shall have exclusive authority and exclusive power to certify actions, decisions and agreements of the Partners. Anyone dealing with the Partnership, when presented a certificate executed and acknowledged by the Secretary shall be entitled to rely on all statements and representations contained in the certificate which purport to express the authority of any person to take any action or to execute any instrument on behalf of the Partnership. The Secretary shall have all such further authority and power as is expressly granted to him herein.
     The Secretary shall have authority to issue certificates that action was taken at a meeting of the Partners or by written consent of the majority of the Partners provided that the Secretary shall have made reasonable effort to contact and inform all Partners of the representations in the certificate and shall have obtained the oral or written consent of the majority in interest of the Partners.

           6.   Partners' Duties and Obligations.

               a. In the event that other parties dealing with the Partnership require the signature or signatures of any of the Partners on any document, statement or instrument relating to Partnership business or property, the execution of which is or has been authorized by the Partnership, each Partner shall upon demand of the General Manager or the Secretary or of the owner(s) of a majority interest in the Partnership provide such signature on such papers and at such times as the General Manager, Secretary or majority owner(s) may require.

               b. This Agreement recognizes that the nature of the Partnership business requires that the Partnership have the ability to execute necessary documents, statements and instruments relating to Partnership matters promptly and without undue delay, and therefore each Partner shall provide signatures as herein required within 15 days after written notice of the time and place where such signatures are required.

          7. Banking. All funds of the Partnership shall be deposited in the Partnership name in any such checking account or accounts as shall be selected by the General Manager and the Secretary of the Partnership. Withdrawals therefrom are to be made upon checks signed by such persons as the General Manager shall authorize, except as otherwise specified by a majority in interest in the Partnership, and the Secretary shall be authorized to execute a Partnership certificate as required by a banking institution.

     8. Books. The Partnership books shall be maintained at an office of the Partnership designated by the Secretary, and each Partner shall have access thereto at reasonable times and on reasonable notice. The fiscal year of the Partnership shall be the calendar year. The books shall be closed and balanced at the end of each such fiscal year. The General Manager shall within 60 days after request from any Partner furnish such Partner with a reasonable accounting of income and expense and of the balance sheet of the Partnership through the most recent month for which such information is available, and shall within 60 days after the end of any calendar year furnish each Partner with a balance sheet and income statement for the Partnership for the year.

     9. Voluntary Termination. The Partnership may be dissolved at any time only by the unanimous decision of the owners of the Partnership, in which event the General Manager or other person designated by a majority in interest of the Partnership shall proceed with reasonable promptness to sell or distribute the real and personal property owned by the Partnership and to liquidate the business of the Partnership. Upon dissolution, the assets of the Partnership business shall be used and distributed in the following order:

           a. To pay or provide for the payment of all Partnership liabilities and liquidating expenses and obligations;

           b. To place the income accounts of the Partners in proportion to their respective percentage interests in the Partnership;

           c. To discharge the balance of the income accounts of the Partners; and

           d. To discharge the balance of the capital accounts of the Partners.

     10.  Death or Liquidation.

           a. Upon the death of any Partner or upon a request for relief under bankruptcy, reorganization or insolvency law by any Partner, or in the event that any Partner shall suffer such proceedings against him or her which shall not be terminated within 60 days after commencement, the Partnership shall not terminate but the affected Partner's interest in the Partnership and its assets shall pass to his or her trustee in bankruptcy or other administrator of his or her assets or his or her estate, except as otherwise provided herein.

           The Personal Representative of the estate of a deceased Partner may, within nine (9) months from date of death, submit in writing to the Secretary his request that he (or the estate) be substituted as a Partner, taking the same interest in the Partnership as the decedent held on the date of his death. Such consent to become a substituted Partner in the Partnership shall not unreasonably be withheld by the Secretary of the Partnership. Upon the giving of said consent and upon execution of the Partnership agreement by the Personal Representative (on behalf of the estate), and upon estate furnishing such signatures and guaranties as the Secretary of the Partnership may require, then such estate shall be admitted as a Partner in the Partnership and the date of admission to the Partnership shall be retroactive to the date of death upon which date the substituted Partner shall be deemed to have acquired the deceased Partner's interest.
     Heirs to whom such interest may have been distributed within the times specified shall have the rights with respect to such interest rather than the estate.

               In the event the heir or estate shall not request admission to the Partnership as a substituted Partner, or upon any such specified request for bankruptcy, reorganization or insolvency relief, then, for the purposes of the affected Partner's estate or heirs, the affected Partner's interest in the Partnership shall be calculated as follows:

               The affected Partner's interest in the Partnership shall be valued pursuant to the appraisal of a qualified appraiser selected by the Managing Partner and approved by a majority of the Partners of the Partnership, as of the end of the last month prior to the event causing such evaluation. If the resulting figure shall be a positive amount, it shall be the affected Partner's interest in the Partnership for purposes of valuation for the affected partner's estate or purchase by the Partnership or remaining Partners as provided below. If the resulting figure shall be a negative amount, the deceased Partner's interest in the Partnership shall be forfeited to the other Partners and the Partnership shall be entitled to the amount of such negative value from the estate and assets of the affected Partner.

               If the heir or Personal Representative of decedent has not requested admission to the Partnership as a substituted Partner, or in the event of any such bankruptcy, reorganization, or insolvency, then the remaining Partners shall have the opportunity to acquire the affected Partner's interest at the rate of value as determined above, at any time within (a) the 60 day period following the end of the 9 month period subsequent to decedent's death, or (b) 120 days following the request for relief under bankruptcy, reorganization or insolvency laws, by notifying the heir or Personal Representative of a deceased Partner or the Trustee or other administrator of the affairs of the reorganized, bankrupt or liquidated Partner, of the purchasing Partner's desire to acquire the interest at that price. If more than one remaining Partner shall desire to purchase the affected Partner's share, then those Partners desiring to purchase shall have the right to purchase such share in proportion to their respective Partnership interests. Should a Partner or Partners elect to purchase the affected Partner's interest, payment in full shall be made within 30 days thereafter.

           If the remaining Partners shall fail to purchase or pay for all of such interest, within the time specified, then the Partnership shall notify the heir or Personal Representative of a deceased Partner or the Trustee or other administrator of the affairs of the reorganized, bankruptcy or liquidated Partner, that the Partnership shall acquire the affected Partner's interest at the price as valued above. Payment in full shall then be made within 60 days after such notification.

               If upon the death of any Partner, or request for such relief by or against any Partner's interest, the Secretary of the Partnership shall believe that a valuation of such Partner's interest as described above would produce a negative value, the Secretary may, if he believes such action meritorious, promptly file a claim on behalf of the Partnership against the estate and assets of such affected Partner for the amount of such anticipated negative value.

      11. Transfer of Partnership Interest. No Partner, without the express written consent of all Partners, or as expressly authorized herein, shall sell, assign, create a security interest in, or pledge his or her interest in the Partnership other than to the Partnership. Any attempted transfer in violation hereof shall be void. Provided, however, that JOHN LATSHAW may transfer or assign his interest in the Partnership, in whole or in part, to any other Partner, without the consent of the other Partners.

     12. Meetings. Regular meetings of the Partnership shall be held at least once each year, or more often as determined by the Partnership. Notice of time and place of each regular meeting shall be given in writing by the Secretary (who shall be authorized to set the time and place of the meeting) to each Partner at least one week before such meeting. Special meetings may be called by the Secretary or by a majority in interest of the Partners on such reasonable notice as the Secretary may determine.

    13. Action Without Meetings. The Partnership may transact business without a meeting of Partners upon the approval of a majority in interest of the Partners (or such greater percent as this Agreement may require) which consent may be given orally or in writing and may be obtained by poll taken by the Secretary.

    14. Replacement of General Manager or Secretary. Either the General Manager or the Secretary may be removed by the vote of two-thirds interest in the Partnership which vote shall occur only at a meeting of Partners called with notice of such purpose. If the Partners calling the meeting propose to remove the Secretary, then such Partners may give notice of the meeting and may set the time and place thereof. Upon the resignation or removal of either the General Manager or the Secretary, the vacant office may be filled by the concurrence of a majority in interest of the Partnership.

    15. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the rules then in use by the American Arbitration Association, and judgment upon the award rendered by be entered in any court having jurisdiction thereof.

    16. Amendment. Any provision of this Agreement may be amended at any time provided that the owners of all of the interests in the Partnership unanimously agree.

    17. Governing Law. Any matter not specifically covered by a provision of this Agreement shall be governed by the applicable provisions of the Uniform Partnership Act of Missouri.

    18. Notice. Notices provided for herein shall be in writing and may be personally delivered or mailed by certified or registered mail to the Partners at their addresses as shown on Schedule A and to the Partnership in care of the Secretary at the principal office. Such notice addresses for Partners may be changed by notice of such change so delivered or so mailed to the Secretary, and the Secretary may change the principal office by Notice to the Partners. Notices sent by certified or registered mail shall be deemed given and received on the date such notice shall be deposited, postage prepaid, in the United States mail.

    19. Execution and Counterparts. Execution of this instrument shall be on Schedule A hereto. All copies of Schedule A which may be executed by Partners shall be delivered to the Secretary. Only when the Secretary, in his sole discretion, shall admit a Partner to the Partnership shall the contributions be deemed accepted by the Partnership. The Secretary shall signify such admittance only by placing the Secretary's initials beside the signature of such Partner on a copy of Schedule A, which copy, when so initialed shall be an official part of this Partnership Agreement.

    20. Binding Effect. This agreement shall be binding upon the parties hereto, their heirs and Personal Representatives, and the successors and assigns of Partners where assignment be permitted.

     IN WITNESS WHEREOF, the parties have executed this Agreement on Schedule A hereto, as of the day and year first above written.

                           SCHEDULE A

                     CON-LIB HOLDING COMPANY
                 a Missouri General Partnership

     The undersigned each acknowledge, agree and represent to each other and to the Partnership, that:

     1. The undersigned has read and agrees to be bound by each of the provisions of this Agreement, including provisions relating to the amendment hereof and action on approval of a stated percentage interest.

     2. The undersigned has agreed to contribute, and concurrently with execution hereof does contribute to the capital of the Partnership the amount set forth beside his/her name.

     3. The undersigned's capital contribution, though delivered, shall not be deemed to be accepted and the undersigned shall not be deemed a Partner in the Partnership, until the Secretary in his sole discretion, shall accept such contribution on behalf of the Partnership and shall admit such Partner by affixing his initials beside the signature of such Partner on the Secretary's copy of this Agreement.

PARTNER NAME, ADDRESS, TAX                          CAPITAL
IDENTIFICATION NUMBER AND SIGNATURE                 CONTRIBUTION


/s/John Latshaw                                     80,000 shares,
John Latshaw                                        common stock,
#3 Dunford Circle                                   Latshaw Enterprises,
Kansas City, MO 64112    SSN # ###-##-####          Inc. - 400 Variable
                                                    Rate Debentures
                                                    Latshaw Enterprises,
                                                    Inc.

/s/Gerard J. Mos, Trustee
Gerard J. Mos III, Trustee of the
Elizabeth Albright Reid Scott Irrevocable
Trust #2 Dated November 15, 1993.                   $1,000.00
1215 Stratford Road
Kansas City, MO 64113    EID# 43-6473901


/s/Gerard J. Mos, Trustee
Gerard J. Mos III, Trustee of the
Constance Haynes Latshaw Irrevocable
Trust #2 Dated November 15, 1993.                   $1,000.00
1215 Stratford Road
Kansas City, MO 64113    EID# 43-6473902